UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 2, 2010

POWER3 MEDICAL PRODUCTS, INC.
 (Exact Name of Registrant as Specified in Charter)

New York (State or Other Jurisdiction of Incorporation)	000-24921 (Commission File Number)	65-0565144 (IRS Employer Identification No.)

3400 Research Forest Drive, Suite B2-3 The Woodlands, Texas (Address of Principal Executive Offices)	77381 (Zip Code)

Registrant’s telephone number, including area code:  (281) 466-1600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.02	Termination of a Material Definitive Agreement.

On February 2, 2010, Power3 Medical Products, Inc. (the “Company”) delivered notice of termination of the Collaboration and Exclusive License Agreement (the “Agreement”), dated January 23, 2009, between the Company and Transgenomic, Inc. (“Transgenomic”), to Transgenomic.

Under the Agreement, the Company granted an exclusive, royalty-bearing license to Transgenomic to develop certain patent rights and other proprietary information of the Company and sell products that use the patent rights and other proprietary information.  The Company had the right to terminate the Agreement in the event Transgenomic failed to complete the first commercial sale of a licensed product within 12 months of the date the Agreement was executed, and had the right to terminate the Agreement in the event Transgenomic committed one or more material breaches of the Agreement.  Transgenomic failed to complete the first commercial sale of a licensed product within 12 months of the date the Agreement was executed.  In addition, Transgenomic committed material breaches of the Agreement, including a breach of the confidentiality provisions of the Agreement.  As a result, on February 2, 2010, the Company exercised its right to terminate the Agreement for the aforementioned reasons.

The termination of the Agreement becomes effective 90 days after the date the notice of termination was received by Transgenomic in connection with its failure to complete the first commercial sale of a licensed product within 12 months of the date the Agreement was executed, and becomes effective 45 days after the date the notice of termination was received by Transgenomic in connection with the material breaches of the Agreement that were committed by Transgenomic, including its breach of the confidentiality provisions of the Agreement.

The Company did not incur any early termination penalties in connection with its decision to terminate the Agreement.

SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWER3 MEDICAL PRODUCTS, INC.

Dated: February 3, 2010	/s/ Helen R. Park
Helen R. Park
Chief Executive Officer